Blackstone Alternative Asset Management L.P. (“BAAM”)

Blackstone Strategic Alliance Advisors L.L.C. (“BSAA”)

Blackstone Alternative Solutions L.L.C. (“BAS”)

Blackstone Strategic Capital Advisors L.L.C. (“BSCA”) *

Blackstone Alternative Investment Advisors L.L.C. (“BAIA”)

Proxy Voting Policies and Procedures

January 2020

This information contained below is NOT intended to provide a summary of the proxy voting policies and procedures for the publicly offered funds managed by BAIA. Please refer to the Compliance Manuals for these funds for a summary of their proxy voting policies and procedures.

These policies and procedures are a supplement to, and form a part of, the Advisor’s Supplemental Policies and Procedures Manual.

I.	Policy

When BAAM, BSAA, BAS, BSCA or BAIA (each an “Advisor”) has discretion to vote the proxies of its clients, including, without limitation, the private investment funds and accounts managed by the Advisor (the “Clients”), in the absence of specific voting guidelines from a Client, the Advisor will vote proxies in the best interests of the Client as determined in the Advisor’s reasonable discretion and in accordance with these policies and procedures.

The Advisor may elect not to vote certain routine proxies where the Advisor determines that doing so would be unduly burdensome.

II.	Proxy Voting Procedures for Multi-Manager Funds

In the context of an Advisor managing multi-manager funds and accounts (as opposed to direct trading programs), proxies typically arise in the context of requests for consent or other votes requested by underlying hedge fund managers. All proxies received by the Advisor will be sent to the HFS Legal and Compliance Team (“HFS L&C”), which is responsible for monitoring and documenting the proxy voting process. The HFS L&C will typically:

(1) Deliver a summary of the proposed consents/votes to the relevant Manager Team members (See Appendix A), who will determine the appropriate course of action. This summary will include a list of Clients that invest in the underlying fund in question and the date by which the Advisor must vote the proxy.

(2) Complete the consent form provided by the underlying manager and prepare it for execution by the appropriate authorized signatory. All proxies will be returned to the custodian, if the Client utilizes a custodian, or directly to the underlying manager.

(3) As necessary, update HedgeHog (proprietary software) with the appropriate information.

*	Includes relying adviser BSCA Advisors L.L.C. (“BSCAA”).

These Proxy Voting Policies and Procedures serve as guidelines; deviations are made as necessary to accommodate specific facts and circumstances. These policies and procedures are subject to change.

III.	Proxy Voting Procedures for Direct Trading Programs

In the context of an Advisor engaged in direct trading where the advisor has not delegated beneficial ownership, including the right to vote proxies to a sub-advisor (i.e., in certain instances BAAM, BAS, BAIA), the Advisor has engaged the services of Institutional Shareholder Services, Inc. (“ISS”) to make recommendations to the Advisor on the voting of proxies related to securities held by the Advisor’s Clients. ISS provides voting recommendations based on established guidelines and practices.

In evaluating the services of ISS and determining whether to continue to engage ISS, HFS L&C with the assistance of the Manager Team members shall ascertain whether, in HFS L&C and the Manager Team members view, ISS has the capacity and competency to adequately analyze proxy issues. In this regard, the HFS L&C and the Manager Team members shall consider such factors that HFS L&C and the Manager Team members deem appropriate, which may include, among other things:

•	the quality of ISS’s staffing and personnel (as it relates to voting recommendations formulated and responsiveness, among other things);

•	the technology and information used to form the basis of ISS’s voting recommendations;

•	the processes and methodologies ISS uses in formulating its voting recommendations, including when and how ISS engages with issuers and third parties;

•	the adequacy of ISS’s disclosure of its processes and methodologies; and

•	ISS’s policies for identifying and addressing potential conflicts of interest.

HFS L&C and the Manager Team members generally will follow the procedures below regarding the ongoing oversight of ISS and its accountability to the Advisor’s funds:

•	Conduct ongoing oversight of ISS to ensure that ISS continues to vote proxies in the best interest of the Advisor’s funds;

•	Consider whether ISS has complied with the established guidelines with respect to voting and, if necessary, appropriate next steps to take with ISS; and

•	Determine that ISS has the capacity and competency to adequately analyze proxy issues by providing materially accurate information.

The Advisor generally will vote proxies in accordance with ISS’s recommendations. However, the Advisor may decide not to vote in accordance with the ISS recommendations, or not to vote at all, if it believes that doing so is not in the best interests of the Advisor’s Clients. To the extent the Advisor becomes aware of a conflict of interest which arises between ISS and a company subject to a proxy vote, the Advisor generally will vote the proxy without considering the analyses of ISS and will consider the recommendation of the company and what the Advisor believes to be in the best interests of the Client.

In the event that HFS L&C and/or the Manager Team members become aware of potential factual errors, potential incompleteness, or potential methodological weaknesses in ISS’s analysis that may materially affect one or more votes, HFS L&C with assistance from the Manager Team members shall take reasonable steps to investigate the matter. As part of such investigation, HFS L&C and the Manager Team

These Proxy Voting Policies and Procedures serve as guidelines; deviations are made as necessary to accommodate specific facts and circumstances. These policies and procedures are subject to change.

members shall consider any information that HFS L&C and the Manager Team members deem appropriate, which may include, among other things:

•	ISS’s process for ensuring that it has complete and accurate information about the issuer and each particular matter;

•	the Advisor’s ability, if any, to access the issuer’s views about ISS’s voting recommendations;

•	ISS’s efforts to correct any identified material deficiencies;

•	ISS’s disclosure regarding the sources of information and methodologies used in formulating voting recommendations and executing voting instructions; and

•	ISS’s consideration of factors unique to specific issuers and proposals when evaluating matters subject to a shareholder vote.

The Advisor will rely upon ISS to maintain records of the following with respect to each proxy vote:

•	The Issuer’s name;

•	The security’s ticker symbol or CUSIP, as applicable;

•	The shareholder meeting date;

•	The number of shares that XYZ voted;

•	A brief identification of the matter voted on;

•	Whether the matter was proposed by the Issuer or a security-holder;

•	Whether the Advisor cast a vote;

•	How the Advisor cast its vote (for the proposal, against the proposal, or abstain); and

•	Whether the Advisor cast its vote with or against management.

The Advisor may engage one or more other proxy advisory firms to assist the Advisor in fulfilling its proxy voting obligations. HFS L&C shall perform the procedures set forth in this section III in connection with the engagement of any proxy advisory firm, including the ongoing engagement of ISS.

IV.	Conflicts of Interest

The Advisor will endeavor to identify any conflicts that exist between the interests of the Advisor and its Clients. If a material conflict exists, the Advisor will determine the appropriate course of action. While it is impossible to anticipate all material conflicts of interest that could arise between the Advisor and its Clients in connection with proxy voting, portfolio management personnel should consult the GC or CCO if they believe there is or become aware of a material conflict of interest with respect to a particular proxy vote. If it is determined that a material conflict exists, the GC or CCO in conjunction with the Management Team members will determine the appropriate course of action that they believe is in the best interest of the Advisor’s Clients. The Advisor will document the rationale for any course of action taken with respect to an identified conflict of interest.

These Proxy Voting Policies and Procedures serve as guidelines; deviations are made as necessary to accommodate specific facts and circumstances. These policies and procedures are subject to change.

V.	Disclosure

The Advisor will disclose in each Client’s Confidential Offering Memorandum, the Adviser’s Form ADV Part 2A (or other applicable offering document) that investors, by written request, may obtain a copy of these policies and procedures and may review in the Advisor’s offices information on how the Advisor voted proxies relating to the Client’s portfolio. Such information will include, with respect to each voted proxy, (1) the name of the issuer; (2) the proposal voted upon; and (3) how the Advisor voted the proxy. Similar disclosures and practices will be followed for Clients which are not funds.

VI.	Class Actions

When a Client is eligible to participate in a class action and the Advisor has engaged the services of ISS, the Advisor will determine if it is in the best interests of the Client to participate in, or opt of out, the class action and will advise ISS accordingly. If the Advisor elects for the Client to participate, ISS typically will be compensated on a contingency fee basis.

When a Client is eligible to participate in a class action and the Advisor has not engaged the services of ISS, the Advisor will determine if it is in the best interests of the Client to participate in, or opt out of, the class action, subject to any specific terms set forth in the Client’s constituent documents.

VII.	Records

The Advisor shall maintain records relating to each proxy, including (i) a copy of the proxy; (ii) the voting decision with regard to the proxy; (iii) any documents created by the Advisor, or others, that were material to the voting decision; (iv) a record of each written request from an investor for proxy voting information; and (v) the Advisor’s written response to any such request (oral or written). Such records shall be maintained by the HFS L&C in the Advisors’ offices for two years and for an additional three years in an easily accessible place.

As noted in Section III above, such records will be maintained by ISS for the Advisors’ direct trading programs.

VIII.	Burdensome Votes

For voting securities that are issued by foreign issuers in jurisdictions which burdensome or costly requirements may apply, or other securities where exercising voting rights may be unduly burdensome, the Advisor has determined that the benefits of voting the shares generally do not outweigh the costs. However, if the Advisor identifies a vote relating to a security where material value appears to depend on the vote (for instance, relating to a controversial merger or an activist position), the Advisor may take the steps necessary to exercise the vote

These Proxy Voting Policies and Procedures serve as guidelines; deviations are made as necessary to accommodate specific facts and circumstances. These policies and procedures are subject to change.

IX.	Stock Lending

Where a Client holds publicly traded securities, the Client’s securities may be borrowed, hypothecated, rehypothecated or pledged by the Client’s custodian on the record date for determining eligibility to vote a proxy. In such case, the Client typically will not be eligible to vote the securities. The Advisor does not believe it is necessary or practical to insist that the custodians “lock up” the Client’s securities at all times (i.e., not allow the Client’s securities to be borrowed, hypothecated, rehypothecated or pledged). However, the Advisor may request that the custodian “lock up” the Client’s securities on a record date if the vote in question is material to the Client’s investments.

These Proxy Voting Policies and Procedures serve as guidelines; deviations are made as necessary to accommodate specific facts and circumstances. These policies and procedures are subject to change.

Appendix A

Manager Team Members

BPS	BAS	Ventures	Legal / Other
Gideon Berger	Gideon Berger	Scott Soussa	Peter Koffler
Min Htoo	Min Htoo	Mattia McDonough	Stephen O’Connor
Bob Jordan	Bob Jordan	Alex Tsirkin	Matt Manewal
Steve Sullens	Alan Greenbaum
Bill Burt
Alberto Santulin
Jay Sliger

These Proxy Voting Policies and Procedures serve as guidelines; deviations are made as necessary to accommodate specific facts and circumstances. These policies and procedures are subject to change.